Exhibit 5.1
Carter Ledyard & Milburn llp Counselors at Law
2 Wall Street New York, NY 10005-2072 • Tel (212) 732-3200 Fax (212) 732-3232

July 26, 2012

Global Geophysical Services, Inc.
13927 South Gessner Road
Missouri City, Texas 77489

Re:	Registration Statement on Form S-4; Offer to Exchange $50,000,000 Aggregate Principal Amount of 10½ % Senior Notes due 2017 for an Equal Principal Amount of 10½ % Senior Notes due 2017

Ladies and Gentlemen:

We have acted as counsel for Global Geophysical Services, Inc., a Delaware corporation (the “Company”), and certain of the Company’s subsidiaries more specifically identified on Exhibit A attached hereto (the “Guarantors”) in connection with the proposed issuance by the Company of up to $50,000,000 aggregate principal amount of 10½ % Senior Notes due 2017 (the “Exchange Notes”) and guarantees thereon by the Guarantors (the “Exchange Guarantees”) in exchange for an equivalent amount of the Company's outstanding 10½ % Senior Notes due 2017 (the “Existing Notes”) and guarantees thereon by the Guarantors (the “Existing Guarantees”).  The terms of the offer to exchange are described in the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission for the registration of the Exchange Notes under the Securities Act of 1933, as amended (the “Act”).  The Existing Notes have been, and the Exchange Notes will be, issued pursuant to an indenture dated as of March 28, 2012 (the “Indenture”), among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In connection with the foregoing, we have examined the Indenture, the Registration Statement and such corporate records and instruments of the Company and each of the Guarantors as we have deemed necessary or appropriate for purposes of this opinion.

In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and the Guarantors and upon documents, records and instruments furnished to us by the Company and the Guarantors, without independent check or verification of their accuracy.

We have relied, with your consent, upon the opinion of Chamberlain, Hrdlicka, White, Williams & Aughtry, P.C. of even date herewith that (i) the Indenture (including the Guarantees

Global Geophysical Services, Inc.	-2-

contained therein with respect to the Guarantors) has been duly authorized and executed by each of the Company and the Guarantors, (ii) the Exchange Notes have been duly authorized for issuance by the Company, and (iii) the Exchange Guarantees have been duly authorized for issuance by the Guarantors.

Our opinion set forth below is limited solely to the laws of the State of New York and the laws of the United States of America. We have not considered and express no opinion on the laws of any other jurisdiction.

The enforceability of the Exchange Notes and the Exchange Guarantees is subject to the effects of (a) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, rearrangement, liquidation, conservatorship, or similar laws of general application now or hereafter in effect relating to or affecting the rights of creditors generally, (b) general equity principles, and (c) statutory provisions of the federal Bankruptcy Code and the Uniform Fraudulent Conveyance Act as adopted by the State of New York (and, in each such instance, related court decisions) pertaining to the voidability of preferential or fraudulent transfers, conveyances, and obligations.

Based upon the foregoing and subject to the qualifications stated herein, it is our opinion that, when (i) the Registration Statement has been declared effective under the Act, (ii) the Existing Notes and Existing Guarantees have been validly exchanged by the Company, and (iii) the Exchange Notes have been executed and delivered by the Company and authenticated by the Trustee and the Exchange Guarantees have been executed and delivered by the Guarantors, all in accordance with the terms of the Indenture and the Registration Statement, the Exchange Notes will constitute binding obligations of the Company and the Exchange Guarantees will constitute binding obligations of each Guarantor.

To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.”

Sincerely,

/s/ Carter Ledyard & Milburn llp

Exhibit A

Guarantors

Autoseis Development Company

Autoseis, Inc.

GGS International Holdings, Inc.

Global Eurasia, LLC

Global MicroSeismic Services, Inc.

Paisano Lease Co., Inc.